AT&T Reports Third-Quarter Results

•	Consolidated revenues of $39.7 billion
•	Operating income of $6.4 billion
•	Net income attributable to AT&T of $3.0 billion
•	Diluted EPS of $0.49 as reported and $0.74 as adjusted, compared to $0.54 and $0.74 in the year-ago quarter
•	Cash from operations of $11.1 billion
•	Free cash flow of $5.9 billion

Company Maintains Full-Year Guidance

•	U.S. wireless results:
o	Expanding operating income margin of 30.5% with best-ever EBITDA margins of 42.0% and wireless service margin of 50.4%
o	Best-ever third-quarter postpaid phone churn of 0.84%, showing the success of video and wireless bundling strategy
o	Continued growth of postpaid smartphone base
•	3.0 million total wireless net adds
o	2.3 million in U.S., driven by connected devices, prepaid and postpaid
o	Nearly 700,000 Mexico net adds
•	Entertainment Group results:
o	125,000 IP broadband net adds; 29,000 total broadband net adds
o	More than 6 million customer locations passed with fiber
o	Nearly 300,000 DIRECTV NOW net adds helped offset traditional TV subscriber decline
•	International revenues up 11.7% with continued strong revenue growth in Mexico

Note: AT&T's third-quarter earnings conference call will be webcast at 4:30 p.m. ET on Tuesday, October 24, 2017. The webcast and related materials will be available on AT&T's Investor Relations website at https://investors.att.com.

DALLAS, October 24, 2017 — AT&T Inc.* (NYSE:T) reported record wireless EBITDA margins and phone churn and strong wireless and DIRECTV NOW subscriber gains in the third quarter.

"We look forward to closing our acquisition of Time Warner and bringing together premium content with world-class distribution to deliver a better entertainment experience for consumers and more effective targeted advertising," said Randall Stephenson, AT&T Inc. chairman and CEO. "We're also on track to have one of the largest high-speed internet networks in the U.S., reaching more than 50 million customer locations with competitive high speeds. This expansion will make our bundled video, mobile and broadband services even more compelling.

"We continued to operate our business efficiently in the quarter. At a time of transformation in our wireless and video businesses, as well as investment in growth opportunities, we're able to maintain our full-year guidance. Wireless margins and phone churn continue to run at record levels, our fiber deployment is helping drive broadband growth and DIRECTV NOW had another strong quarter. We're also pleased with our FirstNet progress. Already 27 states and territories have opted in, and we're working closely with them as we prepare to deploy the FirstNet network."

Consolidated Financial Results
AT&T's consolidated revenues for the third quarter totaled $39.7 billion versus $40.9 billion in the year-ago quarter, primarily due to declines in legacy wireline services and consumer mobility. Excluding the impact of hurricanes and earthquakes in the third quarter, revenues would have been $39.8 billion. Compared with results for the third quarter of 2016, operating expenses were $33.3 billion versus $34.5 billion; operating income was flat versus the year-ago quarter at $6.4 billion; and operating income margin was 16.1% versus 15.7%. When adjusting for amortization, merger- and integration-related expenses and other items, operating income was $8.1 billion versus $8.3 billion in the year-ago quarter and operating income margin was 20.3%, the same as in the year-ago quarter.

Third-quarter net income attributable to AT&T totaled $3.0 billion, or $0.49 per diluted share, compared with $3.3 billion, or $0.54 per diluted share, in the year-ago quarter. Adjusting for $0.25 of costs for amortization, merger- and integration-related expenses and other items including hurricane and earthquake impacts, earnings per diluted share was $0.74, the same as in the year-ago quarter.

Cash from operating activities was $11.1 billion in the third quarter and $29.3 billion year to date. Capital expenditures were $5.3 billion in the quarter and $16.5 billion year to date.

Free cash flow — cash from operating activities minus capital expenditures — was $5.9 billion for the quarter and $12.8 billion year to date.

*About AT&T
AT&T Inc. (NYSE:T) is a holding company. AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information about AT&T Inc. is available at about.att.com.

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Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at https://investors.att.com.

For more information, contact:
Erin McGrath – AT&T Global Media Relations
Email: erin.mcgrath@att.com
Phone: (214) 862-0651